Exhibit 99.1

Southern First Reports 2021 Financial Results

Greenville, South Carolina, January 25, 2022 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period and year ended December 31, 2021.

“We are incredibly proud of our team and their record performance in 2021,” stated Art Seaver, the company’s Chief Executive Officer. “We have a proven ability to grow organically and have added significant talent to our team this past year, including our new market expansion to Charlotte, North Carolina.”

2021 Fourth Quarter Highlights

●	Net income improved to $12.0 million, compared to $8.6 million for Q4 2020
●	Diluted earnings per common share improved to $1.49 per share, compared to $1.10 for Q4 2020
●	Total loans increased 16.2% to $2.5 billion, compared to $2.1 billion at Q4 2020
●	Total deposits increased 19.7% to $2.6 billion, compared to $2.1 billion at Q4 2020
●	Adoption of Current Expected Credit Losses (CECL) reserve methodology as of January 1, 2022

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2021	2021	2021	2021	2020
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$12,005	14,017	10,323	10,366	8,601
Earnings per common share, diluted	1.49	1.75	1.29	1.31	1.10
Total revenue(1)	26,194	26,411	25,052	27,177	27,947
Net interest margin (tax-equivalent)(2)	3.35%	3.38%	3.50%	3.60%	3.55%
Return on average assets(3)	1.66%	2.03%	1.61%	1.68%	1.38%
Return on average equity(3)	17.61%	21.67%	16.96%	18.22%	15.51%
Efficiency ratio(4)	56.25%	53.15%	53.87%	52.11%	52.04%
Noninterest expense to average assets(3)	2.06%	2.06%	2.10%	2.30%	2.36%
Balance Sheet ($ in thousands):
Total loans(5)	$2,489,877	2,389,047	2,254,135	2,183,682	2,142,867
Total deposits	2,563,826	2,433,018	2,310,892	2,258,751	2,142,758
Core deposits(6)	2,479,412	2,367,841	2,220,577	2,161,759	2,011,903
Total assets	2,925,548	2,784,176	2,650,183	2,579,922	2,482,587
Loans to deposits	97.12%	98.19%	97.54%	96.68%	100.01%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.90%	14.88%	14.98%	14.82%	14.38%
Tier 1 risk-based capital ratio	12.65%	12.59%	12.63%	12.43%	11.97%
Leverage ratio	10.19%	10.20%	10.27%	10.12%	9.70%
Common equity tier 1 ratio(8)	12.09%	12.00%	12.00%	11.79%	11.32%
Tangible common equity(9)	9.50%	9.54%	9.50%	9.28%	9.20%
Asset Quality Ratios:
Nonperforming assets/total assets	0.17%	0.50%	0.27%	0.30%	0.37%
Classified assets/tier one capital plus allowance for loan losses	12.61%	14.90%	13.36%	14.42%	8.18%
Loans 30 days or more past due/ loans(5)	0.09%	0.49%	0.14%	0.12%	0.17%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.06%	(0.01%)	0.00%	0.07%	0.10%
Allowance for loan losses/loans(5)	1.22%	1.51%	1.86%	1.99%	2.06%
Allowance for loan losses/nonaccrual loans	625.16%	259.95%	619.47%	557.47%	547.14%

[Footnotes to table located on page 6]

INCOME STATEMENTS – Unaudited

	Quarter Ended					Twelve Months Ended
	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31	December 31
(in thousands, except per share data)	2021	2021	2021	2021	2020	2021	2020
Interest income
Loans	$23,661	23,063	22,409	22,465	23,171	91,599	93,133
Investment securities	410	355	269	301	325	1,335	1,415
Federal funds sold	66	68	53	47	51	233	270
Total interest income	24,137	23,486	22,731	22,813	23,547	93,167	94,818
Interest expense
Deposits	900	934	920	1,155	1,861	3,909	13,055
Borrowings	380	380	381	385	383	1,526	1,953
Total interest expense	1,280	1,314	1,301	1,540	2,244	5,435	15,008
Net interest income	22,857	22,172	21,430	21,273	21,303	87,732	79,810
Provision (reversal) for loan losses	(4,200)	(6,000)	(1,900)	(300)	2,300	(12,400)	29,600
Net interest income after provision for loan losses	27,057	28,172	23,330	21,573	19,003	100,132	50,210
Noninterest income
Mortgage banking income	1,931	2,829	1,983	4,633	5,064	11,376	19,785
Service fees on deposit accounts	200	199	173	185	190	757	860
ATM and debit card income	560	542	521	470	483	2,092	1,741
Income from bank owned life insurance	312	321	331	267	281	1,231	1,091
Net lender and referral fees on PPP loans	-	-	268	-	-	-	2,247
Other income	334	348	346	349	626	1,645	1,629
Total noninterest income	3,337	4,239	3,622	5,904	6,644	17,101	27,353
Noninterest expense
Compensation and benefits	7,880	7,468	6,823	6,683	6,836	28,854	26,287
Mortgage production costs	1,666	1,956	2,264	2,867	3,057	8,753	9,898
Occupancy	2,079	1,684	1,550	1,637	1,596	6,950	6,226
Other real estate owned (income) expenses	-	(3)	1	387	550	385	1,223
Outside service and data processing costs	1,256	1,229	1,238	1,142	1,052	4,865	4,223
Insurance	342	244	262	301	385	1,149	1,380
Professional fees	577	561	498	421	501	2,057	1,771
Marketing	251	240	201	182	146	873	628
Other	684	660	658	542	421	2,544	2,108
Total noninterest expenses	14,735	14,039	13,495	14,162	14,544	56,430	53,744
Income before provision for income taxes	15,659	18,372	13,457	13,315	11,103	60,803	23,819
Income tax expense	3,654	4,355	3,134	2,949	2,502	14,092	5,491
Net income available to common shareholders	$12,005	14,017	10,323	10,366	8,601	46,711	18,328

Earnings per common share – Basic	$1.52	1.78	1.32	1.33	1.11	5.96	2.37
Earnings per common share – Diluted	1.49	1.75	1.29	1.31	1.10	5.85	2.34
Basic weighted average common shares	7,877	7,874	7,848	7,807	7,741	7,844	7,719
Diluted weighted average common shares	8,057	8,001	7,988	7,941	7,836	7,989	7,824

[Footnotes to table located on page 6]

Net income for the fourth quarter of 2021 was $12.0 million, or $1.49 per diluted common share, a $2.0 million decrease from the third quarter of 2021 and a $3.4 million increase from the fourth quarter of 2020. Net interest income increased $685 thousand for the fourth quarter of 2021, compared to the third quarter of 2021, and increased $1.6 million, or 7.3%, compared to the fourth quarter of 2020. The increase in net interest income was driven by an increase in interest income related to growth in our loan portfolio which was partially offset by the impact of lower market rates on new and renewed loans. In addition, our interest expense has also been impacted by the lower market rates.

The provision for loan losses was a reversal of $4.2 million for the fourth quarter of 2021 compared to a reversal of $6.0 million for the third quarter of 2021 and an expense of $2.3 million for the fourth quarter of 2020. The $6.5 million decrease in provision expense from the fourth quarter of 2020 was driven by a reduction in the historical loss percentages of our various loan categories as well as an overall improvement in economic conditions such as unemployment and hotel occupancy rates as well as an improvement in credit quality, including non-performing and past due loans.

Noninterest income totaled $3.3 million for the fourth quarter of 2021, a $902 thousand decrease from the third quarter of 2021 and a $3.3 million decrease from the fourth quarter of 2020. As the largest component of our noninterest income, mortgage banking income was the driving factor in the decrease in noninterest income from the prior quarter and the prior year. Loan origination volume remains significantly lower than the prior year, due in part to fewer refinance transactions.

Noninterest expense for the fourth quarter of 2021 increased $696 thousand compared with the third quarter of 2021 and increased $191 thousand compared with the fourth quarter of 2020. The variances from the prior quarter and prior year were driven primarily by an increase in compensation and benefits expense and occupancy costs, partially offset by a reduction in mortgage production costs.

Our effective tax rate was 23.3% for the fourth quarter of 2021, 23.7% for the third quarter of 2021, and 22.5% for the fourth quarter of 2020. The changes in the effective tax rate from the prior quarter and prior year relate primarily to the impact of stock options in each respective quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
		December 31, 2021			September 30, 2021			December 31, 2020
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-
bearing deposits	$138,103	$66	0.19%	$145,899	$68	0.18%	$112,473	$51	0.18%
Investment securities, taxable	107,181	351	1.30%	93,428	301	1.28%	83,260	273	1.30%
Investment securities, nontaxable(2)	11,695	75	2.56%	10,974	70	2.54%	9,311	68	2.89%
Loans(10)	2,452,677	23,661	3.83%	2,351,467	23,063	3.89%	2,182,619	23,171	4.22%
Total interest-earning assets	2,709,656	24,153	3.54%	2,601,768	23,502	3.58%	2,387,663	23,563	3.93%
Noninterest-earning assets	153,284			132,929			90,519
Total assets	$2,862,940			$2,734,697			$2,478,182
Interest-bearing liabilities
NOW accounts	$330,067	64	0.08%	$316,775	48	0.06%	$276,780	42	0.06%
Savings & money market	1,278,930	637	0.20%	1,209,991	651	0.21%	1,058,573	903	0.34%
Time deposits	155,708	199	0.51%	161,300	235	0.58%	260,579	916	1.40%
Total interest-bearing deposits	1,764,705	900	0.20%	1,688,066	934	0.22%	1,595,932	1,861	0.46%
FHLB advances and other borrowings	-	-	-%	-	-	-%	272	-	-
Subordinated debentures	36,089	380	4.18%	36,062	380	4.18%	35,981	383	4.23%
Total interest-bearing liabilities	1,800,794	1,280	0.28%	1,724,128	1,314	0.30%	1,632,185	2,244	0.55%
Noninterest-bearing liabilities	791,700			753,901			625,422
Shareholders’ equity	270,446			256,668			220,575
Total liabilities and shareholders’
equity	$2,862,940			$2,734,697			$2,478,182
Net interest spread			3.26%			3.28%			3.38%
Net interest income (tax equivalent) /
margin		$22,873	3.35%		$22,188	3.38%		$21,319	3.55%
Less: tax-equivalent adjustment(2)		16			16			16
Net interest income		$22,857			$22,172			$21,303

[Footnotes to table located on page 6]

Net interest income was $22.9 million for the fourth quarter of 2021, a $685 thousand increase from the third quarter of 2021, resulting primarily from a $651 thousand increase in interest income on a tax-equivalent basis. The increase in interest income was driven by an increase of $107.6 million in average interest-earning assets during the fourth quarter of 2021 with $101.2 million of the increase in average loan balances. In addition, average interest-bearing liabilities increased by $76.7 million and interest expense decreased by $34 thousand during the same period. In comparison to the fourth quarter of 2020, net interest income increased $1.6 million, resulting primarily from lower deposit costs combined with an increase in average loan balances. Our net interest margin, on a tax-equivalent basis, was 3.35% for the fourth quarter of 2021, a 3-basis point decrease from 3.38% for the third quarter of 2021 and a 20-basis point decrease from 3.55% for the fourth quarter of 2020. Compression in yield on our interest-earning assets resulted in the lower net interest margin for the fourth quarter of 2021 compared to the third quarter of 2021 and the fourth quarter of 2020.

BALANCE SHEETS - Unaudited

	Ending Balance
	December 31	September 30	June 30	March 31	December 31
(in thousands, except per share data)	2021	2021	2021	2021	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$21,770	17,944	17,093	12,621	12,920
Federal funds sold	86,882	47,440	75,327	74,268	21,744
Interest-bearing deposits with banks	58,557	63,149	61,377	68,456	66,023
Total cash and cash equivalents	167,209	128,533	153,797	155,345	100,687
Investment securities:
Investment securities available for sale	120,281	113,802	91,232	92,997	94,729
Other investments	4,021	2,820	2,770	1,770	3,635
Total investment securities	124,302	116,622	94,002	94,767	98,364
Mortgage loans held for sale	13,556	31,641	36,427	57,073	60,257
Loans (5)	2,489,877	2,389,047	2,254,135	2,183,682	2,142,867
Less allowance for loan losses	(30,408)	(36,075)	(41,912)	(43,499)	(44,149)
Loans, net	2,459,469	2,352,972	2,212,223	2,140,183	2,098,718
Bank owned life insurance	49,833	49,521	49,200	48,869	41,102
Property and equipment, net	92,370	78,456	69,193	61,710	60,236
Deferred income taxes	8,397	16,591	25,025	9,813	9,518
Other assets	10,412	9,840	10,316	12,162	13,705
Total assets	$2,925,548	2,784,176	2,650,183	2,579,922	2,482,587
Liabilities
Deposits	$2,563,826	2,433,018	2,310,892	2,258,751	2,142,758
Federal Home Loan Bank advances	-	-	-	-	25,000
Subordinated debentures	36,106	36,079	36,052	36,025	35,998
Other liabilities	47,715	49,450	51,580	45,624	50,537
Total liabilities	2,647,647	2,518,547	2,398,524	2,340,400	2,254,293
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares
authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares
authorized	79	79	79	79	78
Nonvested restricted stock	(1,435)	(1,469)	(1,173)	(1,075)	(698)
Additional paid-in capital	114,226	113,501	112,604	111,181	108,831
Accumulated other comprehensive income (loss)	(740)	(248)	400	(90)	1,023
Retained earnings	165,771	153,766	139,749	129,427	119,060
Total shareholders’ equity	277,901	265,629	251,659	239,522	228,294
Total liabilities and shareholders’ equity	$2,925,548	2,784,176	2,650,183	2,579,922	2,482,587
Common Stock
Book value per common share	$35.07	33.57	31.86	30.58	29.37
Stock price:
High	64.73	53.50	55.26	54.09	35.80
Low	52.73	48.62	47.61	35.15	24.15
Period end	62.49	53.50	51.16	46.88	35.35
Common shares outstanding	7,926	7,913	7,900	7,853	7,773

[Footnotes to table located on page 6]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2021	2021	2021	2021	2020
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	270	7,400	1,048	1,127	1,143
Construction	-	-	-	135	139
Commercial business	-	1,469	37	190	195
Consumer
Real estate	989	1,461	2,372	2,762	2,536
Home equity	653	818	426	439	547
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	2,952	2,730	2,883	3,150	3,509
Total nonaccrual loans	4,864	13,878	6,766	7,803	8,069
Other real estate owned	-	-	366	-	1,169
Total nonperforming assets	$4,864	13,878	7,132	7,803	9,238
Nonperforming assets as a percentage of:
Total assets	0.17%	0.50%	0.27%	0.30%	0.37%
Total loans	0.20%	0.58%	0.32%	0.36%	0.43%
Accruing troubled debt restructurings (TDRs)	$3,299	4,044	4,622	4,379	4,893
Classified assets/tier 1 capital plus allowance for loan losses	12.61%	14.90%	13.36%	14.42%	8.18%

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2021	2021	2021	2021	2020
Allowance for Loan Losses
Balance, beginning of period	$36,075	41,912	43,499	44,149	42,219
Loans charged-off	(1,509)	(243)	(8)	(406)	(1,000)
Recoveries of loans previously charged-off	42	406	321	56	630
Net loans recovered (charged-off)	(1,467)	163	313	(350)	(370)
Provision (reversal) for loan losses	(4,200)	(6,000)	(1,900)	(300)	2,300
Balance, end of period	$30,408	36,075	41,912	43,499	44,149
Allowance for loan losses to gross loans	1.22%	1.51%	1.86%	1.99%	2.06%
Allowance for loan losses to nonaccrual loans	625.16%	259.95%	619.47%	557.47%	547.14%
Net charge-offs (recoveries) /average loans QTD (annualized)	0.24%	(0.03%)	(0.06%)	0.07%	0.07%

Total nonperforming assets decreased by $9.0 million to $4.9 million for the fourth quarter of 2021, compared to the third quarter of 2021, and by $4.4 million from the fourth quarter of 2020. Nonperforming assets represented 0.17% of total assets at December 31, 2021, compared to 0.50% and 0.37% at September 30, 2021 and December 31, 2020, respectively. The decrease in nonperforming assets during the fourth quarter of 2021 was driven by one relationship made up of two commercial and one consumer real estate loans totaling $9.0 million. We negotiated with a third-party to sell the two commercial notes early in the fourth quarter, resulting in a combined charge-off of $812 thousand. The allowance for loan losses as a percentage of nonaccrual loans was 625.16% at December 31, 2021, compared to 259.95% at September 30, 2021 and 547.14% at December 31, 2020. During the fourth quarter of 2021, our classified asset ratio decreased to 12.59% from 14.90% as of September 30, 2021 as a result of the one large relationship that was sold during the fourth quarter. The classified asset ratio remains elevated in comparison to fourth quarter of 2020 due to the $26.2 million of hotel loans that we downgraded to substandard during the first quarter of 2021. We continue to closely monitor our loan relationships with our clients in the hospitality and tourism industry in order to assess the risk for credit loss as business and recreational travel trends normalize.

On December 31, 2021, the allowance for loan losses was $30.4 million, or 1.22% of total loans, compared to $36.1 million, or 1.51% of total loans, at September 30, 2021 and $44.1 million, or 2.06% of total loans, at December 31, 2020. For the fourth quarter of 2021, there were net charge-offs of $1.5 million, or 0.24% annualized, compared to net recoveries of $163 thousand, or (0.03%) annualized, for the third quarter of 2021.

Net charge-offs were $370 thousand for the fourth quarter of 2020. There was a reversal to the provision for loan losses of $4.2 million for the fourth quarter of 2021 compared to a reversal of $6.0 million for the third quarter of 2021 and a $2.3 million provision for the fourth quarter of 2020. The negative provision for the quarter ended December 31, 2021 was driven by the overall improvement in the credit quality of the loan portfolio, including non-performing and past due loans.

The Company anticipates adopting ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” more commonly referred to as “CECL,” as of January 1, 2022. Upon adoption, we estimate that there will be a charge to retained earnings of $3.5 million to $7.0 million, arising from an increase to the allowance for credit losses and reserve for unfunded commitments.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2021	2021	2021	2021	2020
Commercial
Owner occupied RE	$488,965	470,614	452,130	448,505	433,320
Non-owner occupied RE	666,833	628,521	600,094	584,187	585,269
Construction	64,425	87,892	60,786	51,996	61,467
Business	333,049	307,969	307,933	303,895	307,599
Total commercial loans	1,553,272	1,494,996	1,420,943	1,388,583	1,387,655
Consumer
Real estate	694,401	648,276	605,026	574,541	536,311
Home equity	154,839	155,049	149,789	154,157	156,957
Construction	59,846	57,419	48,077	44,170	40,525
Other	27,519	33,307	30,300	22,231	21,419
Total consumer loans	936,605	894,051	833,192	795,099	755,212
Total gross loans, net of deferred fees	2,489,877	2,389,047	2,254,135	2,183,682	2,142,867
Less—allowance for loan losses	(30,408)	(36,075)	(41,912)	(43,499)	(44,149)
Total loans, net	$2,459,469	2,352,972	2,212,223	2,140,183	2,098,718

DEPOSIT COMPOSITION - Unaudited
	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2021	2021	2021	2021	2020
Non-interest bearing	$768,650	720,444	658,758	677,282	576,610
Interest bearing:
NOW accounts	401,788	331,167	316,744	304,530	268,739
Money market accounts	1,201,099	1,188,666	1,136,315	1,064,659	1,042,745
Savings	39,696	34,018	33,442	31,589	27,254
Time, less than $100,000	26,099	28,469	29,179	31,856	36,454
Time and out-of-market deposits, $100,000 and over	126,494	130,254	136,454	148,835	190,956
Total deposits	$2,563,826	2,433,018	2,310,892	2,258,751	2,142,758

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000.
(7) December 31, 2021 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.9 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “preliminary,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the national political turmoil as well as continuing impact of the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company’s business, operations and performance, and could have a negative impact on the company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of the policies of the U.S. presidential administration and Congress on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com